Exhibit 10.1

Lincoln National Corporation
Board of Directors
Non-Employee Director Compensation
Beginning January 1, 2007

1.	An annual retainer of $172,000, evenly split between cash and equity;

2.	For service as a Committee Chair, an annual retainer fee of $10,000; except that the Audit Committee Chair annual retainer fee will be $20,000;

3.	For service as an Audit Committee member, an additional annual retainer fee of $5,000; and

4.	For service as Lead Director, the current annual retainer fee of $25,000 will be maintained.

In addition, meeting fees may be paid in some cases for meetings which exceed the number of annually scheduled meetings ($1,100 per meeting) as determined by the Corporate Governance Committee. All fees will be payable to the directors on a quarterly basis in arrears.

Finally, the Chief Executive Officer is authorized, in his discretion, to reimburse non-employee directors for expenses reasonably incurred in attending Board or Committee meetings, including, but not limited to, expenses related to traveling to and from the meetings.